Exhibit 10.8

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AGREEMENT (“Agreement”) is entered into by and between SAN Holdings, Inc., a Colorado corporation (“SANZ”), and Fred T. Busk III (“the Executive”).

Executive presently is employed by ITIS Services, Inc. (“ITIS”) and is a beneficial shareholder of ITIS.

Concurrently with the execution of this Agreement, SANZ is acquiring all of the outstanding capital stock of ITIS, and is issuing SANZ options in exchange for ITIS Options.

A condition to the Agreement and Plan of Merger, dated December 10, 2001, by and among SANZ, ITIS Acquisition Corp. and ITIS (the “Merger Agreement”) is that SANZ and the Executive enter into this Agreement, which shall revoke and replace in its entirety any terms of employment or employment agreement, express or implied, by and between ITIS and Executive.

In consideration of the premises and the mutual terms and covenants contained in this Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1)         Term Of Employment

a)	Initial Term. The initial term of this Agreement shall be three years (unless sooner terminated under Section 5) and will commence on the closing date of the Agreement and Plan of Merger. If the Agreement and Plan of Merger is not completed, this Agreement shall be null and void.

b)	Renewals; Notice of Non-Renewal. At the end of the initial term of this Agreement, and on each anniversary thereafter, the term of this Agreement automatically will be extended for one additional year unless, at least 60 days before such anniversary, SANZ or Executive shall have delivered to the other written notice that this Agreement will not be extended.

Executive Employment Agreement – Fred T. Busk III

2)         Duties Of The Executive

a)	Duties. Executive shall serve as SANZ’s Executive Vice President and Chief Operating Officer, with all responsibilities, duties and authority customary to and consistent with such position, subject to the direction and control of the CEO and Board of Directors. The Executive shall also perform those duties as reasonably are assigned to Executive by the CEO. In addition, and without further compensation, Executive shall serve as a director of SANZ or its subsidiaries, and as an officer of any SANZ subsidiary, if so elected from time to time. Executive shall report to SANZ’s CEO or as otherwise directed by the Board of Directors. Executive agrees to devote substantially all of his working time, efforts, attention and energies to the duties assigned to him hereunder, and to perform such duties faithfully, diligently and in the best interest of SANZ to the best of his ability. Notwithstanding the preceding sentence, Executive may serve as a director of unaffiliated entities with the prior approval of the Board of Directors, provided that such service does not materially interfere with the performance of his duties for SANZ. Executive’s service as a director of the entities identified on Exhibit A is hereby approved.

b)	Place of Performance. In connection with Executive’s employment, Executive shall be based at the principal office of SANZ’s subsidiary, ITIS, in South Norwalk, Connecticut, or such other location as may be mutually agreed upon by SANZ and Executive.

3)         Compensation of the Executive.

a)	Annual Base Salary. As compensation for all services rendered under this Agreement, SANZ will pay Executive an annual base salary of not less than $200,000, payable in accordance with SANZ’s normal payroll practices. The annual base salary may be increased, but not decreased, during the term of this Agreement without the consent of Executive.

b)	Short-Term Incentive Compensation Program. During the term of this agreement, Executive shall be eligible to receive incentive compensation, providing a bonus opportunity equal to or greater than 50% of Executive’s annual base salary, in accordance with a compensation plan adopted by the Board of Directors on or before January 31, 2002.

c)	Long-Term Equity Incentive Compensation Program. Executive shall be eligible to receive Stock Options under the SANZ 2001 Stock Option Plan based upon incentive compensation guidelines to be adopted by the Board of Directors on or before January 31, 2002. The guidelines shall provide criteria for determining the number of Options, the exercise price, and the terms and conditions upon which the Options will vest and become exercisable. For any Option granted to Executive hereunder which vests based solely upon tenure, in the event of a “Change of Control”, the Option vesting date shall accelerate to the date of the Change of Control. For purposes of this Agreement, a “Change in Control” of SANZ shall mean and shall be deemed to have occurred if any of the following events shall have occurred:

Executive Employment Agreement – Fred T. Busk III

(i)	Any person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of SANZ’s then outstanding securities; or

(ii)	There is consummated a merger or consolidation of SANZ with any other entity, accompanied by a change in executive management of SANZ concurrently with or within 180 days of such merger; or

(iii)	The stockholders of SANZ approve a plan of complete liquidation or dissolution of SANZ or there is consummated an agreement for the sale or disposition by SANZ of all or substantially all of its assets.

d)	Benefits. Executive shall be entitled to all paid holidays customarily extended by SANZ to management employees and a minimum of four weeks paid vacation during each year this Agreement remains in effect. Executive shall be entitled to participate in all of SANZ’s employee benefit plans and Executive benefits, including any retirement, 401(k), pension, profit-sharing, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans and benefits as any other management employee. Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement.

e)	Expenses. SANZ shall promptly reimburse Executive for all reasonable expenses incurred in the performance of his duties hereunder following SANZ’s customary practice.

f)	Non-Exclusive Provisions. None of the provisions of this Section 3 shall be deemed to limit additional compensation which SANZ’s Board of Directors may, in its sole discretion, grant to Executive.

4)         Corporate Opportunities; Non-Competition; Confidentiality, Proprietary Information and Inventions; Covenant not to Compete.

a)	Corporate Opportunities. Executive will offer to SANZ any investment or other opportunity of which he becomes aware in the areas of business in which SANZ operates. If the Board takes no action for 90 days from the date of receipt of the offer, or refuses the opportunity during such 90-day period, the Executive may pursue such opportunity.

b)	Permitted Investment. Notwithstanding anything else in this Section 4, the Executive may make passive investments in companies involved in the industries in which SANZ operates, provided any such investment does not exceed a five percent equity interest. Executive may acquire an equity interest exceeding five percent only if a majority of SANZ’s Board of Directors consents thereto.

Executive Employment Agreement – Fred T. Busk III

c)	Prohibited Activities. Except as provided in Sections 4(a) and 4(b) hereof, during the term of this Agreement, the Executive may not participate in any Competitive Industry (as defined below) except through and on behalf of SANZ. For purposes of this Agreement, a “Competitive Industry” shall mean an industry in which SANZ either is substantially engaged or has concrete plans to engage in as a substantial part of its business in the future.

d)	Confidential Information, Proprietary Information and Inventions. Executive promises to protect SANZ’s Confidential Information as described in the company’s Proprietary Information and Inventions Agreement, the terms and conditions of which are incorporated herein by this reference and which shall survive the termination of this Agreement and the termination of Executive’s employment with SANZ.

e)	Covenant Not to Compete. During Executive’s employment with SANZ, and for a period of two years thereafter, Executive shall not:

i)	own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business operating in the United States which (A) is engaged in the type of business conducted by SANZ at the time this Agreement terminates; or (B) is or reasonably is likely to become, directly or indirectly, a material competitor of SANZ with respect to the lines of business conducted by SANZ as of the Date of Termination or lines of business in which, as of the Date of Termination, SANZ has developed concrete plans to engage in the future as a substantial part of it business. Nevertheless, Executive may own less than five percent of the outstanding equity securities of a company that is engaged in such business if the equity securities of such company are registered under the Securities Exchange Act of 1934. In the event of Executive’s actual or threatened breach of this paragraph, SANZ shall be entitled to a preliminary restraining order and injunction restraining Executive from violating its provisions. Nothing in this Agreement shall be construed to prohibit SANZ from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Executive.

ii)	induce (directly or indirectly) or attempt to persuade anyone who at the time is a former or then-current employee, agent, manager, consultant, or other participant in the company’s business to terminate such employment or other relationship in order to enter into any business relationship with Executive, any business organization in which Executive is a participant in any capacity whatsoever, or any other business organization in competition with SANZ’s business; or

Executive Employment Agreement – Fred T. Busk III

iii)	use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with SANZ’s business.

f)	Consideration. SANZ and Executive acknowledge and agree that SANZ’s consummation of the Merger Agreement, and its promise to pay severance to Executive in the event SANZ terminates his employment without Cause, whether or not such compensation becomes due under the terms of this Agreement, constitute additional and sufficient consideration for the two year covenant not to compete contained in this Section.

5)         Termination of Employment. Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

a)	By Executive. Upon the occurrence of any of the following events, this Agreement may be terminated by the Executive by written notice to SANZ:

i)	Good Reason. Executive may immediately terminate this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following events:

(A)	a substantial and sustained or permanent change in Executive’s level of responsibility, which includes or entails a significant reduction in his authority;

(B)	the merger or consolidation of SANZ with another entity or an agreement to such a merger or consolidation or any other type of reorganization, in which SANZ applicable, is the surviving entity.

(C)	if SANZ makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or any petition or application for the involuntary bankruptcy of SANZ, or other similar proceeding, has been filed in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or SANZ seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of SANZ or any material part of its assets; or

(D)	the sale of substantially all of SANZ’s assets; or

(E)	SANZ’s material breach of any of its obligations under this Agreement; in each case provided that within 60 days following the onset of such Good Reason the Executive gives written notice identifying the event or change constituting Good Reason, and SANZ does not alleviate the identified Good Reason within ten days following its receipt of such notice from Executive.

Executive Employment Agreement – Fred T. Busk III

(F)	a Change of Control, as defined in Paragraph 3.3(4), has occurred within the prior 90 days.

ii)	Other than Good Reason. Without Good Reason, Executive may terminate this Agreement upon at least 60 days’ prior written notice.

b)	Death. Upon the death of Executive during the term of this Agreement, SANZ shall pay base salary payments and any bonus and benefits accrued through date of death. Additionally, the vesting date of any outstanding tenure vesting stock options which otherwise would vest during the following 12 months, shall accelerate to the day before death.

c)	By SANZ. Upon the occurrence of any of the following events, SANZ may terminate this Agreement by written notice to Executive:

i)	Disability. SANZ may terminate this Agreement due to Executive’s permanent disability only in accordance with SANZ’s policy applicable to other Executives.

ii)	For Cause. SANZ may terminate Executive’s employment at any time for “Cause” with immediate effect upon delivering written notice to Executive. The following, as determined by the Board of Directors in its reasonable and good faith judgment, shall constitute Cause for termination:

(A)	commission of any act involving embezzlement, theft, larceny, fraud, dishonesty or moral turpitude;

(B)	commission of any willful act having the effect of materially injuring the interests, business or reputation of SANZ or its subsidiaries; Executive’s intentional disregard or repeated or ongoing neglect of his duties under this Agreement after written warning from the Executive’s immediate supervisor, or any other material breach of Executive’s obligations under of this Agreement of a nature other than those more particularly described above in this clause (B) or in clause (F) of this Section 5(c)(ii);

(C)	conviction of or entrance of a plea of guilty or nolo contendere to a felony, or to a misdemeanor which has or may have a material adverse effect on Executive’s ability to carry out his duties under this Agreement or upon the reputation of SANZ;

(D)	gross insubordination or repeated insubordination after written warning from the Executive’s immediate supervisor;

Executive Employment Agreement – Fred T. Busk III

(E)	unauthorized disclosure by Executive of Confidential Information; or

(F)	material and continuing failure by Executive to perform the duties in a quality and professional manner, or repeated and consistent failure to be present at his place of work, in either case where such failure continues for more than ten days after written notice, setting forth in reasonable detail the nature of such failure, is given to Executive.

iii)	Other than Cause. SANZ shall have the right to terminate this Agreement other than for Cause by giving at least 60 days’ prior written notice to Executive.

d)	Delivery of Notice of Termination. Any termination of Executive’s employment by SANZ or by Executive (other than in the case of death) shall be communicated by written notice (“Notice of Termination”) delivered to the other party in accordance with Section 7.4 hereof.

e)	Date of Termination. “Date of Termination” shall mean:

i)	if Executive’s employment is terminated by his death, the date of his death;

ii)	if Executive’s employment is terminated due to non-renewal, the last day of the preceding term of this Agreement; and

iii)	if Executive terminates this Agreement for Good Reason or SANZ terminates this Agreement other than for Cause, 60 days from the date on which Notice of Termination is given.

f)	Payments Following Termination or Non-renewal.

i)	Following the termination of this Agreement by Executive other than for Good Reason, or by SANZ with Cause, Executive shall be entitled to compensation only through the Date of Termination.

ii)	Following termination of this Agreement by SANZ other than for Cause or due to its notice of non-renewal, or termination by Executive for Good Reason as defined in 5(a)(i), SANZ shall continue to pay Executive’s base salary payments for 12 months following the Date of Termination, which shall be considered severance pay, and shall pay to Executive any bonus accrued through Date of Termination. Additionally, the vesting date of any outstanding tenure vesting stock options that would, but for the termination of employment, vest during the 12 months following the Date of Termination shall accelerate to the day before termination.

iii)	Upon temporary or permanent disability of the Executive as described in Section 5.1(c) hereof, whether or not SANZ elects to terminate this Agreement, Executive shall receive such compensation and benefits, if any, as are payable to Executives generally in accordance with SANZ’s policy.

Executive Employment Agreement – Fred T. Busk III

g)	Remedies.

i)	If Executive breaches the obligations set forth in Sections 4(d) or 4(e) (regarding confidential information and non-competition, respectively), SANZ shall be entitled to cease any severance payments owed to Executive. In the event SANZ made payments before it discovered a breach, SANZ shall be entitled to recovery of amounts paid subsequent to the breach.

ii)	Any termination of this Agreement shall not prejudice any other remedy to which SANZ or Executive may be entitled, either at law, equity, or under this Agreement.

6)         Indemnification

a)	Indemnification. To the fullest extent permitted by applicable law, SANZ agrees to indemnify, defend and hold Executive harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of SANZ or its Executives, including Executive, or other agents in connection with and within the scope of this Agreement, or by reason of the fact that he is or was a director or officer or Executive of SANZ or any affiliate of SANZ. To the fullest extent allowed by applicable law, SANZ shall advance to Executive expenses of defending any such action, claim or proceeding. However, SANZ shall not indemnify Executive or defend Executive against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the willful misconduct of Executive. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions that occurred or are alleged to have occurred before expiration or termination. If at any time or from time to time Executive’s right to indemnification pursuant to SANZ’s (or any subsidiary’s) corporate charter or by-laws are greater than the right to indemnification provided in this Section 6, then the right provided in such charter or by-laws shall prevail.

7)         General Provisions

a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflict of law principles thereof.

b)	Entire Agreement; Supercedes Prior Agreements. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the employment of the Executive by SANZ (with the exception of portions of such agreements which have been expressly incorporated herein), and specifically supercedes, revokes, and replaces in its entirety any employment agreement, express or implied, by and between ITIS and Executive. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

b)	Successors and Assigns. This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon SANZ, any successor in interest to all or substantially all of the business and/or assets of SANZ (whether by merger, consolidation or otherwise), and the heirs, administrators, successors and assigns of Executive. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

Executive Employment Agreement – Fred T. Busk III

c)	Notices. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed given if delivered by hand or overnight courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice), and shall be deemed given on the date on which so hand-delivered, or on the business day following the day on which sent by overnight courier, or on the third business day following the date on which so mailed:

          If to Executive:        Fred T. Busk
                                          39 Long Lots Road

          If to SANZ:            SAN Holdings, Inc.
                                          Attn: CEO
                                          900 W. Castleton Rd., Suite 100
                                          Castle Rock, CO 80104

d)	Severability. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

e)	Section Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

Executive Employment Agreement – Fred T. Busk III

f)	Survival of Obligations. Termination of this Agreement for any reason shall not relieve SANZ or Executive of any obligation accruing or arising before such termination.

g)	Amendments. This Agreement may be amended only by written agreement of both SANZ and Executive.

h)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, SANZ and the Executive have executed this Agreement to be effective as set forth above.

“SANZ”                                                                                                      “EXECUTIVE”
SAN Holdings, Inc.

By:
         John Jenkins, CEO & President

Executive Employment Agreement – Fred T. Busk III

SCHEDULE A

Bank of Bermuda (NY) Limited
Bermuda U.S. Holdings, Inc.
Measurisk
Prinvest Capital Corporation

Executive Employment Agreement – Fred T. Busk III